UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2016

PACIFIC MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (714) 438-2500
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On May 27, 2016, Thomas J. Inserra was appointed to serve as Executive Vice President and Chief Credit Officer of both Pacific Mercantile Bancorp (the “Company”) and Pacific Mercantile Bank (the “Bank”), the Company’s wholly owned banking subsidiary. Mr. Inserra’s employment as Executive Vice President and Chief Credit Officer commenced May 31, 2016.
Mr. Inserra, 54, served as Executive Vice President, Credit and Chief Collateral Risk Officer for Susquehanna Bank and SVP of its parent Susquehanna Bancshares, one of the 40 largest financial institutions in the United States prior to its acquisition by BB&T Corp. in 2015 from December 2013 through August 2015. Prior to his service with Susquehanna he served in a variety of credit risk advisory services to banks on credit, operational and market risks through his firm, Pinnacle Peak Advisors LLC. From 2009 through 2011 he served as National Principal at Bazilio & Associates, a Washington DC based international CPA and consulting firm that was awarded contracts by the Federal Deposit Insurance Corporation to manage and operate distressed banks during the USA banking crisis. Mr. Inserra held a series of banking and credit-related leadership roles with Pinnacle Peak Advisors and banking companies including Citibank, Household Finance Corp (HFC), and with the Federal Deposit Insurance Corporation (FDIC) a Washington DC based federal banking regulator during the period from 1987 through 2009.
In connection with Mr. Inserra’s appointment as Executive Vice President and Chief Credit Officer, on May 27, 2016, the Bank entered into an employment agreement with Mr. Inserra, with such agreement to be effective as of May 31, 2016.
Pursuant to the employment agreement, Mr. Inserra is being employed as the Executive Vice President and Chief Credit Officer of the Company and the Bank for a three-year term ending May 31, 2019. Set forth below is a brief summary of the compensation to be paid to and the benefits to be received by Mr. Inserra under that agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the employment agreement itself, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.
Base Annual Salary. Mr. Inserra’s base salary is $275,000 per year.
Bonus or Incentive Compensation. Mr. Inserra will be eligible to receive annual incentive cash awards based upon achievement of performance criteria set forth in a management incentive compensation plan to be established and approved by the Compensation Committee.
Restricted Stock Award. Mr. Inserra is to be granted 10,000 restricted shares of Company common stock subject to the terms of a restricted stock agreement and an option to purchase up to 50,000 shares of Company common stock subject to the terms of a stock option agreement, each pursuant to the Company’s 2010 Equity Incentive Plan. The shares of restricted stock and the stock option will each vest in equal annual installments on each anniversary of the award date over a three-year period commencing on May 31, 2016.
Sign-On Bonus. Mr. Inserra became entitled to receive a $50,000 signing bonus in connection with entering into the employment agreement.
Automobile Allowance. Mr. Inserra will receive an automobile allowance of $950 per month to cover the costs to him of using his own automobile on Company and Bank business.
Other Benefits. Mr. Inserra is entitled to participate in all of the health and other benefit plans made available to executive employees from time to time, and will be entitled to four weeks of annual vacation.
Severance Compensation.
Termination without Cause or for Good Reason. If Mr. Inserra’s employment is terminated without Cause or Mr. Inserra terminates his employment for Good Reason (in each case as defined in the employment agreement), Mr. Inserra will be entitled to severance compensation consisting of a lump sum payment in an amount equal to one year of his then annual base salary.
Termination in Connection with Change of Control. Mr. Inserra’s employment agreement entitles him to participate in the Company’s Change in Control Severance Plan, and he will be entitled to the benefits provided under that plan (as it may be in effect from time to time) in connection with qualifying termination of employment under that plan.
Termination due to Disability. If Mr. Inserra’s employment is terminated due to his disability, he would become entitled to receive his base salary and a continuation of his medical and health care benefits for a period of six months following such termination of employment.
Termination due to Death. In the event of a termination of employment due to Mr. Inserra’s death, his beneficiaries will be paid all salary and unused vacation accrued to, but unpaid as of, the date of his death.
Termination for Cause or due to Expiration of Employment Agreement. If Mr. Inserra’s employment is terminated for Cause (as defined in the employment agreement) or due to the expiration of the term of his employment agreement, he will not be entitled to any severance compensation.

Item 7.01    Regulation FD Disclosure
On June 3, 2016, the Company issued a press release reporting the appointment of Mr. Inserra as Executive Vice President and Chief Credit Officer of the Company and the Bank. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B. 2 of Form 8-K, the information in this Item 7.01 including Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated May 31, 2016 with Thomas J. Inserra
10.2	Change in Control Severance Plan Participation Agreement dated May 27, 2016
99.1	Press release issued on June 3, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFIC MERCANTILE BANCORP
(Registrant)

Date: June 3, 2016	By:	/s/ THOMAS M. VERTIN
Thomas M. Vertin, President and Chief Executive Officer